Exhibit 10.35

Description of Annual Salary and Certain Discretionary Incentives to Executive Officers

1. The following executive officers are employed “at-will” and their annual salary, as previously reported, is as set forth below:

Executive Officer	Title	Annual Salary
Denis McGlynn	President and CEO	$250,000
Patrick J. Bagley	Senior Vice President-Finance & CFO	$235,000
Klaus M. Belohoubek	Senior Vice President-General Counsel & Secretary	$172,000
Michael A. Tatoian	Executive Vice President	$175,000
Thomas G. Wintermantel	Treasurer and Assistant Secretary	$178,000

2. Chief Executive Officer Discretionary Incentive

As previously reported, the Compensation and Stock Incentive Committee adopted the following resolution on January 3, 2007 relative to a discretionary annual incentive for the Chief Executive Officer.

RESOLVED, that, effective as of January 1, 2007, the salary for the Chief Executive Officer of the Company shall remain $250,000 per annum and the determination of a discretionary annual incentive for fiscal year ending 2007 will be dependent upon an overall favorable evaluation of the Chief Executive Officer’s performance and be calculated as five percent of the year over year increase in the Company’s pre-tax earnings less $100,000, as determined by this Committee in its sole discretion.

3. Executive Vice President Discretionary Incentive

As previously reported, the Compensation and Stock Incentive Committee adopted the following resolution on November 27, 2006 relative to a discretionary annual incentive for the Executive Vice President.

FURTHER RESOLVED, that the determination of a discretionary annual incentive for the Executive Vice President for fiscal year ending 2007 will be dependent upon an overall favorable evaluation of the Executive Vice President’s performance and be calculated as one percent of the year over year increase in the Company’s pre-tax earnings, as determined by this Committee in its sole discretion.

4. Special Budget Based Incentive

An annual discretionary incentive tied to the Company’s annual budget has been established for ten senior officers of the Company and its subsidiaries, including the Company’s executive officers, pursuant to which each may be entitled to receive a cash incentive payment of up to $15,000 based upon the attainment by the Company of certain financial metrics. The metrics are based upon exceeding certain measures contained in the Company’s operating budget for the year and are intended to be aggressive but reasonably attainable goals. The formal terms of this incentive are as set forth below:

1. The amount will be paid within 30 days after our financials for 2007 have been signed off by our independent auditors. If it is clear to the Executive Committee that the goal will be met, we may choose to pay the amount earlier. As most of our events are concluded by this time of year, payment could easily be made at our 2008 budget meeting.

2. The amount paid will be less normal payroll withholdings.

3. The calculation of EBITDA will be as calculated by the Company, at its sole discretion. Extraordinary items may be excluded from the calculation (such as a sale of assets outside the ordinary course of business).

4. Participation in this program does not in any way affect your status as an “at-will” employee. In order to receive your payment, you must be an employee in good standing at the time the payment is made.

5. The Company reserves the right to modify or terminate this plan, in whole or in part. No one has any earned or vested entitlement to a payment under this plan. All payments remain at the sole discretion of the Executive Committee.